Rule 424(b)(2)
	Registration Nos. 333-50197
	NASD File No. 961029005
                                  Cusip No: 52517PPE5

PRICING SUPPLEMENT NO. 331
Trade Date: July 22, 1998 to Prospectus
Supplement dated May 4, 1998
and Prospectus dated May 4, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100.00% Initial Interest Rate: USD Prime Rate
Agent's Commission: .25%	     		   Telerate pg 125
	                Posted on 7/27/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 7/27/98
( ) LIBOR (1 month)	 Maturity Date:   7/27/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
(X) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) -2.65%

Index Maturity: Daily

Interest Payment Period:	 Quarterly

Interest Reset Period:	Daily

Interest Reset Dates:	Daily - Rate will freeze two business days
prior to coupon payment dates.

Interest Determination Dates: Daily as further described in the Prospectus Supplement.

Interest Payment Dates:  October 27, January 27, April 27, and
July 27, subject to modified following business day convention.

The aggregate principal amount of this offering is $53,000,000 and relates only to Pricing Supplement No. 331. Medium-Term Notes, Series E are not limited as to a total amount authorized. To date, including this offering, an aggregate of $15,781,204,288 Medium-Term Notes, Series E has been issued and an aggregate of $10,851,844,288 is outstanding.




Lehman Brothers Holdings



						By:________________________
						Name: Marc A. Silverman
						Title: Treasurer